December 19, 2024

Dear Brandon:

On behalf of MGP Ingredients, Inc. (the “Company”), and following up on our discussion, this letter confirms the changes to your position, duties, and compensation effective as of January 1, 2025 (the “Effective Date”).

As of the Effective Date, the following terms concerning your employment will be in effect:

Position:     You will continue to be employed by the Company as its Vice President of Finance and Chief Financial Officer and Treasurer. You also will be appointed by the Company’s Board of Directors (the “Board”) as the Company’s Interim President and Chief Executive Officer, reporting to the Board and serving at the pleasure of the Board. You agree to continue to devote substantially all of your business time and reasonable best efforts to the performance of your duties to the Company and to not engage in any other business activities that could conflict with your duties or services to the Company.

Compensation:     As consideration for your service as Interim President and Chief Executive Officer, you will receive the following compensation:

Base Salary:    Your annual base salary will increase to $525,000.00, less applicable withholdings and payable in accordance with the Company’s standard payroll practices. For the avoidance of doubt, if applicable, this base salary will continue following your service as Interim President and Chief Executive Officer.

Short-Term
Incentive:    For the portion of 2025 during which you serve as the Company’s Interim President and Chief Executive Officer, your target short-term incentive award (meaning, the cash bonus to be paid out in early 2026 based on performance during 2025) pursuant to the Company’s Short-Term Incentive Plan (as may be amended from time to time, the “STI Plan”) for the attainment of the Company’s 2025 performance measures will be 100% of your annual base salary as the Company’s Interim President and Chief Executive Officer.

Supplemental
Cash Incentive:    You will receive a one-time supplemental $100,000.00 cash incentive payment, less applicable withholdings and payable on the Company’s next regular payroll date following January 1, 2025.

Special RSU
Award:    You will receive a one-time restricted stock unit (“RSU”) award with a value of $525,000.00 on January 1, 2025, whereby the number of shares subject to the RSU award will be determined by dividing $525,000.00 by the closing price of a share of the Company’s common stock on the last trading day prior to the date of grant (which will be the closing price on December 31, 2024). This RSU award will vest in full on the second anniversary of the date of grant, subject to the same terms and condition as set forth in the Company’s current form of RSU agreement approved by the Human Resources and Compensation Committee (the “Form RSU Agreement”); provided, however, that notwithstanding anything to the contrary therein, the RSUs will continue to vest in accordance with the scheduled vesting date set forth above in the event that your employment with the Company is involuntarily terminated without Cause or you terminate your employment for Good Reason. For purposes of the foregoing sentence, “Cause” and “Good Reason” are defined as set forth in the Form RSU Agreement, provided that for purposes of the Good Reason definition, your compensation, title, reporting relationship, authority, duties, and responsibilities are those as in effect on the date of this letter, without the adjustments set forth above related to your service as Interim President and Chief Executive Officer.

Other Terms:    Your long-term incentive target award opportunity will continue to have a value of your 115% of your annual base salary. You will be entitled to an automobile allowance of a taxable amount of $600.00 per month (with an aggregate annual amount of $7,200.00) and reimbursement for gas expenses in accordance with applicable Company policy, for so long as such benefit is provided to other executive officers of the Company. All other terms and conditions of your current employment with the Company, including with respect to employee benefits and expense reimbursements and compliance with all Company policies, will remain in effect, including your participation in the Severance Plan, for which purpose you will continue to be treated as a participant other than the chief executive officer notwithstanding your service as Interim President and Chief Executive Officer. Your employment with the Company remains “at will,” meaning that it could be terminated at any time, with or without notice and for any or no reason, at the option of either you or the

Company. You also should understand that, other than with respect to the compensation and benefits identified in this letter with respect to your period of service as Interim President and Chief Executive Officer, the compensation and benefits described in this letter are subject to change during your employment at the discretion of the Company.

This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between the Company and you with respect to the subject matter of this letter. For avoidance of doubt, this letter is not intended to, and does not, modify the terms of any other written agreement between you and the Company, including any agreement addressing non-disclosure of Company information or your equity awards. This letter will be governed by and construed in accordance with the laws of the State of Kansas.

We look forward to you taking on the additional Interim President and Chief Executive Officer role. If you have any questions regarding this letter, please do not hesitate to contact me.

Sincerely,

/s/ Karen Seaberg
Karen Seaberg
Chairman of the Board

I have read and accept the terms of this letter.

/s/ Brandon M. Gall
Brandon M. Gall

December 19, 2024
Date